FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Union Street Trust II

Series Number	4
Fund	Municipal Money Market
Trade Date	November 7, 2008
Settle Date	November 13, 2008
Security Name	MI ST 3% 9/30/09 RAN
CUSIP	5946103F2
Aggregate Offering Value	$900,000,000
Price	100.821
Transaction Value	$116,347,434
% of Offering	12.82%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Banc of America Securities LLC
Underwriting Members: (3)	Citigroup Global Markets Inc.
Underwriting Members: (4)	Merrill Lynch & Co.
Underwriting Members: (5)	Edward D. Jones & Co.
Underwriting Members: (6)	Fidelity Capital Markets Services
Underwriting Members: (7)	J.P. Morgan Securities Inc.
Underwriting Members: (8)	Morgan Stanley & Co. Incorporated
Underwriting Members: (9)	Ramirez & Co., Inc.
Underwriting Members: (10)	Siebert Brandford Shank & Co.
Underwriting Members: (11)	Stifel, Nicolaus & Company, Inc.